Exhibit 10.1

U.S. Energy Corp. Announces Entry Into Definitive Agreements In Connection With Transformative Acquisitions

HOUSTON, TX – October 5, 2021 — U.S. Energy Corp. (NASDAQCM: USEG) (“U.S. Energy” or the “Company”) today announced that it has entered into definitive purchase and sale agreements to purchase certain oil and gas assets (the “Acquired Assets”) from Lubbock Energy Partners LLC, Synergy Offshore LLC, and certain entities controlled by Sage Road Capital, LLC (collectively, the “Sellers”). Under the terms of the agreements, U.S. Energy will issue 19,905,736 shares of common stock, pay $1.25 million of cash, and assume $3.3 million of indebtedness from the Sellers, equating to a total consideration of $99.5 million using U.S. Energy’s closing stock price on October 1, 2021 (the “Consideration” and the “Transactions”). Upon completion of the Transactions, the Sellers will own approximately 80.8% and existing U.S. Energy shareholders will own approximately 19.2% of the Company’s outstanding common stock.

The Acquired Assets represent a diversified, conventional portfolio of operated, producing, low decline oil-weighted assets across the Rockies, West Texas, Eagle Ford, and Mid-Continent. The Transactions, which were unanimously approved by U.S. Energy’s Board of Directors, will create a diversified, low-leverage, free cash flow generating U.S. independent oil and natural gas company focused on continued consolidation. The Acquired Assets have a low-decline profile while generating stable free cash flows with low capital intensity, consistent with U.S. Energy’s cash flow focused business model. U.S. Energy also expects to have improved access to lower cost capital.

Transaction Highlights:

●	Positions pro forma U.S. Energy to be a low-cost consolidator through increased scale, a strong balance sheet, improved access to lower cost capital, a proven management team and a bolstered Board.
●	Increases estimated average daily production 377% from 380 Boe/d to 1,814 Boe/d (July 2021 average).
●	Increases July 1, 2021 estimated internal Proved Developed Producing (“PDP”) PV-10 reserves by approximately 316% from $31 million to $129 million at spot pricing as of September 27, 2021.
●	Increases July 1, 2021 estimated internal PDP reserves 311% from 1,659 Mboe (79% oil) to 6,817 Mboe (80% oil) at spot pricing as of September 27, 2021.
●	Management estimates that the transactions will be 19% accretive to cash flow per share in 2022.
●	Improved operating margins driven by lower blended operating costs and overhead synergies.
●	Pro forma company to immediately generate meaningful free cash flow.
●	Strong pro forma cash position of approximately $4.0 million with zero net debt.

Pro forma for the Transactions, Ryan Smith will continue as CEO of the Company and John Weinzierl, an owner of one of the Sellers, will join the Board of Directors as Chairman. Mr. Weinzierl is an experienced energy professional, having co-founded Memorial Resource Development LLC while leading the public listing of two of its subsidiaries (collectively “MRD”). Prior to MRD, Mr. Weinzierl was a partner with NGP Energy Capital Management.

Management Comments

“These transformative transactions show that we can replicate our opportunistic acquisition strategy on a larger scale. The Transactions provide size and scale, add free cash flow, bolster our management team and Board, and enhance our access to and cost of capital, all while remaining in a zero net debt position,” said Ryan Smith, Chief Executive Officer of U.S. Energy. Mr. Smith continued, “we are also pleased to welcome John Weinzierl as Chairman with his successful track record in the industry. Upon closing, John and our other new shareholders and Board members will bring a wealth of experience, and their contributions will help us continue to execute on our acquisition strategy on a larger scale.”

“I am pleased to join the U.S. Energy Board upon closing and see these transformative transactions as the first step in building a low-cost PDP and free cash flow consolidator in the onshore U.S. market. I see a tremendous amount of opportunity in the current market landscape, and I hope to leverage the Board’s experience and relationships to assist Management to execute and generate returns for U.S. Energy shareholders,” said Mr. Weinzierl.

Governance

As part of the transaction, the U.S. Energy Board of Directors will increase from five to seven members. The initial Board of Directors at closing will consist of three directors designated by the Sellers (one from each entity), including Mr. Weinzierl as Chairman, Mr. Duane King, and a designee from Sage Road Capital, and four legacy Directors from U.S. Energy, including Mr. Smith.

Timing and Approvals

The Transactions are expected to close in the 4th quarter of 2021 and are subject to customary closing conditions and regulatory approvals, including the approval of U.S. Energy stockholders.

Advisors

Johnson Rice & Company L.L.C. acted as exclusive financial advisor to U.S. Energy and Loev Law Firm PC is serving as legal counsel to U.S. Energy.

Porter Hedges LLP is serving as legal counsel to Sage Road Capital, LLC. Nance & Simpson LLP is serving as legal counsel to Lubbock Energy Partners LLC. Crain Caton & James is serving as legal counsel to Synergy Offshore LLC.

About U.S. Energy Corp.

We are an independent energy company focused on the acquisition and development of oil and gas producing properties in the United States. Our business is currently focused on targeting mature, low decline assets with existing infrastructure that allows us to maximize our return on capital in a sustainable and efficient manner. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the ability of the parties to close the purchase and sale agreements on the terms set forth in, and pursuant to the required timing set forth in, the purchase and sale agreements, if at all; the occurrence of any event, change or other circumstances that could give rise to the right of one or all of Sellers or the Company (collectively, the “Sale Agreement Parties”) to terminate the purchase and sale agreements; the effect of such termination, including fees potentially payable in connection therewith; the outcome of any legal proceedings that may be instituted against Sale Agreement Parties or their respective directors or officers; the ability to obtain approvals and meet other closing conditions to the purchase and sale agreements on a timely basis or at all, including the risk that approvals required for the purchase and sale agreements are not obtained on a timely basis or at all, or are obtained subject to conditions that are not anticipated or the expected benefits of the transaction; the ability to obtain approval by the Company’s shareholders on the expected schedule of the transactions contemplated by the purchase and sale agreements; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the purchase and sale agreements; the ability of the Company to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; uncertainty as to the long-term value of the common stock of the Company following the closing of the purchase and sale agreements; the business, economic and political conditions in the markets in which Sale Agreement Parties operate; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; the lack of capital available on acceptable terms to finance the Company’s continued growth; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. These reports are available at www.sec.gov. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results.

Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. These reports are available at www.sec.gov.

The Company cautions that the foregoing list of important factors is not complete, and does not undertake to update any forward-looking statements except as required by applicable law. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of any Sale Agreement Parties are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed Transactions, the Company plans to file with the SEC a proxy statement to seek shareholder approval for the Transactions, which, when finalized, will be sent to the shareholders of the Company seeking their approval of the respective transaction-related proposals. This communication is not a substitute for any proxy statement or other document U.S. Energy may file with the Securities and Exchange Commission (SEC) in connection with the proposed Transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PURCHASE AND SALE AGREEMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PURCHASE AND SALE AGREEMENTS AND THE PROPOSED TRANSACTIONS.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from the Company at its website, https://usnrg.com. Documents filed with the SEC by the Company will be available free of charge on the “Investors,” “SEC Filings” page of our website at https://usnrg.com or, alternatively, by directing a request by mail, email or telephone to U.S. Energy, Inc. at 675 Bering Dr., Suite 390, Houston, Texas; IR@usnrg.com; or (303) 993-3200, respectively.

No Offer Or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

The Company, the Sellers and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of the Company in respect of the proposed Transactions under the rules of the SEC. Information about the Company’s directors and executive officers and their ownership of the Company is available in the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 29, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the purchase and sale agreements when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the Company using the sources indicated above.

Projections

The financial projections (the “Projections”) included herein were prepared by U.S. Energy in good faith using assumptions believed to be reasonable. A significant number of assumptions about the operations of the business of U.S. Energy were based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were developed. Any future changes in these conditions, may materially impact the ability of U.S. Energy to achieve the financial results set forth in the Projections. The Projections are based on numerous assumptions, including realization of the operating strategy of U.S. Energy; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; general business and economic conditions; competition; retention of key management and other key employees; absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of U.S. Energy, and some or all of which may not materialize. Additionally, to the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. Although the Projections are presented with numerical specificity and are based on reasonable expectations developed by U.S. Energy’s management, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of U.S. Energy. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It is expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections. Such variations may be material and may increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by U.S. Energy, its management, advisors, or any other person that the Projections can or will be achieved. U.S. Energy cautions that the Projections are speculative in nature and based upon subjective decisions and assumptions. Since the Projections cover multiple years, such information by its nature becomes less meaningful and reliable with each successive year. As a result, the Projections should not be relied on as necessarily predictive of actual future events.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Executive Officer

(303) 993-3200

www.usnrg.com